Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (1) Form S-3 (No. 333-43246) pertaining to the resale by certain officers of 340,000 shares of common stock reserved for issuance upon the exercise of options granted under the 1999 LTIP, (2) Form S-8 (No. 333-78243) pertaining to the Triad Hospitals, Inc. Retirement Savings Plan, (3) Form S-8 (No. 333-78189) pertaining to the Triad Hospitals, Inc. 1999 Long-Term Incentive Plan, (4) Form S-8 (No. 333-78191) pertaining to the Triad Hospitals, Inc. Management Stock Purchase Plan and the Triad Hospitals, Inc. Outside Director’s Stock and Incentive Compensation Plan, (5) Form S-8 (No. 333-80017) pertaining to the Triad Hospitals, Inc. Employee Stock Purchase Plan, (6) Form S-8 (No. 333-60922) pertaining to the resale by certain officers of 970,000 shares of common stock issued under the Executive Stock Purchase Plan, (7) Form S-8 (No. 333-62204) pertaining to Triad Hospitals, Inc. Nonqualified Employee Stock Purchase Plan, and (8) Form S-3 (No. 333-100461) pertaining to the Triad Hospitals, Inc. registration of securities of our report dated February 7, 2003 with respect to the consolidated balance sheets of Triad Hospitals, Inc. as of December 31, 2002 and 2001 and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 2002, included in Annual Report Form 10-K for the year ended December 31, 2002.

/s/  ERNST & YOUNG, LLP

Dallas, Texas

March 26, 2003